U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIG BEAR RESOURCES INC.

(Exact name of Registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number) 26-0148468

SUITE 804 - 1238 MELVILLE STREET VANCOUVER BC V6E 4N2

(Name and address of principal executive offices)

Registrant's telephone number, including area code: (778)839-5533

COPIES OF COMMUNICATIONS TO:

PARSONS/BURNETT, LLP

2070 SKYLINE TOWER 10900 N.E. 4TH STREET

BELLEVUE, WA 98004

(425) 451-8036

Agent for Service of Process

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	NUMBER OF SHARES TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	1,910,000	$0.01	$19,100	$0.59

(1) Based on last sales price on JANUARY 15, 2007

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated _______________________

SELLING STOCKHOLDERS PROSPECTUS

BIG BEAR RESOURCES INC.

1,910,000 SHARES

COMMON STOCK

----------------

All of the shares, of the Company's common stock, being offered through this Prospectus are being offered by the selling shareholders. See the section entitled "Selling Shareholders." The shares were acquired by the selling shareholders directly from the Company pursuant to a single private offering of common stock conducted by the Company which was exempt from registration under the US securities laws. The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not a solicitation to buy these securities in any state where such an offer or sale is not permitted.

Securities Being Offered	Up to 1,910,000 shares of common stock (the "Offering"), offered by Selling Shareholders, as listed herein.
Minimum Number of Shares to be Sold in This Offering	None
Securities Issued and to be Issued	All of the common stock to be sold under this Prospectus will be sold by existing shareholders.

Our common stock is presently not traded on any market or securities exchange. Therefore, the selling shareholders will sell their stock at $.01 per share until the close of the Offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3 - 7.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this Prospectus. Prospective Investors are urged to read this Prospectus in its entirety.

Big Bear Resources Inc.

We are in the business of mineral exploration. We have acquired an option to acquire a 100% interest in a mineral claim located in the Slocan Mining Division in the Province of British Columbia, Canada. Our objective is to conduct mineral exploration activities on the mineral claim in order to assess whether it possesses commercially exploitable reserves of silver, gold, lead or zinc. Our plan is to carry out an exploration program on the mineral claim in order to make an assessment of the commercial potential of this mineral claim.

Big Bear Resources Inc. is a Nevada corporation incorporated on January 23, 2007. Our principal offices are located at 804 - 1238 Melville Street, Vancouver, BC V6E 4N2.

The Offering

Securities Being Offered	Up to 1,910,00 shares of common stock (the "Offering"), offered by Selling Shareholders, as listed herein.
Securities Issued Before the Offering	1,910,000
Securities to be Outstanding After the Offering	1,910,000
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the Selling Shareholders. See section entitled Use of Proceeds

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. If our common stock becomes quoted on the OTC-BB, the trading price of such common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

If We Do Not Obtain Additional Financing Our Business Will Fail

As of March31, 2007 the Company had cash on hand in the amount of $1,324. Our business plan calls for significant expenses in connection with the development and exploration of our optioned mineral claim. In the event we proceed to Phase 2 (See "Management's Discussion and Analysis") of our business plan, or initial expenses are greater than now anticipated, we will require additional financing in order to complete these activities. In addition, we will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration and development is complete. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including market prices for gold, silver, lead or zinc, investor acceptance of our property, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us on terms beneficial to the Company.

If the Company requires additional funding in the future, the Company may be forced to conduct additional offerings of its equity securities. Any additional sales of the Company's capital stock will result in dilution to then existing shareholders. Another potential, although not currently contemplated, source of financing for the Company may be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration or development thereof.

Because We Have Only Recently Commenced Business Operations We Face A High Risk of Business Failure

We were incorporated in January, 2007, and to date have been involved primarily in organizational activities and the acquisition of the optioned mineral claim. We have not earned any revenues as of the date of this Prospectus. Potential Investors should be aware of the difficulties normally encountered by a new mineral exploration company and the high rate of failure of such an enterprise. The likelihood of success must be considered in light of the expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to: unanticipated problems relating to exploration and development; lack of mine-able minerals; and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because We Have Only Recently Commenced Business Operations We Expect to Incur Operating Losses For The Foreseeable Future

We have never earned any revenues and we have never been profitable. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration and development of our optioned mineral claim, we will not be able to achieve profitability or continue operations.

Because of the Speculative Nature of Mining Exploration There is Substantial Risk That No Commercially Exploitable Minerals Will Be Found And This Business Will Fail

We can provide investors with no assurance that the mineral claim that we have optioned contains commercially exploitable reserves of silver, gold, lead or zinc. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the optioned mineral properties may not result in the discovery of commercial quantities of ore. Hazards such as unusual or unexpected formations and other conditions are involved in mineral exploration and development and often result in unsuccessful exploration efforts. We may also become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

We Can Provide No Assurance That We Will Be Able To Successfully Place The Mineral Claim Into Commercial Production

The optioned mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the mineral claim into commercial production. In such an event, we may be unable to do so. As a result there are no assurances that the Company will ever produce any ore from its propertyand the Company may never generate any revenues.

RISKS RELATED TO OUR MARKET AND STRATEGY

If We Are Unable To Hire And Retain Key Personnel We May Not Be Able To Implement Our Business Plan And Our Business Will Fail

Many early stage companies are reliant upon their key personnel. This is particularly true in highly specialized businesses such as mineral exploration. Our success will be largely dependent on our ability to hire highly qualified personnel. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed would have a significant negative effect on our business.

If We Do Not Obtain Clear Title to the Mining Property Our Business May Fail

While we have obtained geological reports with respect to the optioned mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. Our optioned mining property has not been surveyed and therefore, the precise location and area of the property may be in doubt.

Because Market Factors in the Mining Business Are Largely Out of Our Control We May Not Be Able To Deliver Any Ore That May Be Discovered

The mining industry, in general, is intensively competitive and we can provide no assurance to investors that a ready market will exist even if commercial quantities of ore are discovered. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection, energy prices and economic conditions generally and specifically related to North America and Canada. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

RISKS RELATED TO LEGAL UNCERTAINTY

Any Burdensome Government Regulation Or Other Legal Uncertainties Will Negatively Affect Our Business

To date, there are several governmental regulations that have materially restricted the use and development of ore. In addition, the legal and regulatory environment that pertains to the exploration of ore is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring or developing ore deposits. The growth of demand for ore may also be significantly slowed. This could delay growth in potential demand for and limit our ability to generate revenues. In addition to new laws and regulations being adopted, existing laws may be applied to mining that have not as yet been applied. These new laws may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

RISKS RELATED TO THIS OFFERING

The Company's Directors and Officers Control a Majority of the Outstanding Shares of the Company and Therefore Control the Company's Activities

Mr. Scott Houghton, a Company director and its President, owns approximately 52.3% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Houghton may differ from the interests of the other stockholders. Factors that could cause the interests of Mr. Houghton to differ from the interest of other stockholders include the impact of a corporate transaction on the business time Mr. Houghton must devote to our business and the ability of Mr. Houghton to continue to manage our business.

Mr. Houghton is presently required to spend 15% of his business time on business management services for our company. While Mr. Houghton presently possesses adequate time to attend to our interests, it is possible that the demands on Mr. Houghton from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mr. Houghton may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on Mr. Houghton's business time may cause Mr. Houghton to have differing interests in approving significant corporate transactions than other stockholders.

Mr. Ben Mumford, a Company director and its Vice-President, owns approximately 5.2% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Mumford may differ from the interests of the other stockholders. Factors that could cause the interests of Mr. Mumford to differ from the interest of other stockholders include the impact of a corporate transaction on the business time Mr. Mumford must devote to our business and the ability of Mr. Mumford to continue to manage our business.

Mr. Mumford is presently required to spend 5% of his business time on business management services for our company. While Mr. Mumford presently possesses adequate time to attend to our interests, it is possible that the demands on Mr. Mumford from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mr. Mumford may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on Mr. Mumford's business time may cause Mr. Mumford to have differing interests in approving significant corporate transactions than other stockholders.

Mrs. Korina Houghton, a Company director and its Secretary and Treasurer, owns approximately 26.2% of the outstanding shares of our common stock. Accordingly, she will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mrs. Houghton may differ from the interests of the other stockholders. Factors that could cause the interests of Mrs. Houghton to differ from the interest of other stockholders include the impact of a corporate transaction on the business time Mrs. Houghton must devote to our business and the ability of Mrs. Houghton to continue to manage our business. Additionally, Scott and Korina Houghton are husband and wife. Together Mr. and Mrs. Houghton own 78.5% of the issued and outstanding stock of the Company. Their interests together may differ from the interests of other Company stockholders.

Mrs. Houghton is presently required to spend 5% of her business time on business management services for our company. While Mrs. Houghton presently possesses adequate time to attend to our interests, it is possible that the demands on Mrs. Houghton from her other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mrs. Houghton may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on Mrs. Houghton's business time may cause Mrs. Houghton to have differing interests in approving significant corporate transactions than other stockholders.

If A Market For Our Common Stock Ever Develops Our Stock Price May Be Volatile

There is currently no market for our common stock and we can provide no assurance to Investors that a market will develop. If a market does develop, however, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

(1) actual or anticipated variations in our results of operations;

(2) our ability or inability to generate new revenues;

(3) increased competition; and

(4) conditions and trends in the mining industry.

Further, if our common stock is traded on the NASD Over-the-Counter Bulletin Board (the "OTC-BB"), our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We can provide no assurance to investors that our common stock will be traded on the OTC-BB.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Big Bear Resources intends to apply for listing on the OTC-BB, or similar exchange. Until such time as a listing is approved, selling shareholders will sell their stock $.01 per share. The offering price was set by the Board of Directors based on the price of the most recent sales of the Company's stock. If listing is obtained on the OTC-BB (or a similar exchange), the offering price will be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,910,000 shares of common stock offered. The shares include the following:

(A) 1,910,000 shares of our common stock that the selling shareholders acquired from us in an offering completed on January 15, 2007 that was exempt from registration under Regulation S of the Securities Act of 1933; and

The following table provides, as of March 31, 2007, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

(A) the number of shares owned by each prior to this offering;

(B) the total number of shares that are to be offered for each;

(C) the total number of shares that will be owned by each upon completion of the offering;

(D) the percentage owned by each upon completion of the offering; and

(E) the identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in this table beneficially own and have sole voting and investment power over all shares or rights to their shares. Also in calculating the number of shares that will be owned upon completion of this offering, we have assumed that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and have assumed that all shares offered are sold. We have based the percentage owned by each on 1,910,000 shares of common stock outstanding on March 31, 2007.

Name and Address of Selling Stockholder	Number of Shares Owned Before the Offer	Total Number of Shares to be Offered	Total Number of Shares Owned After the Offer	Percentage Owned After Offer
Scott Houghton(1) President & Director 1525 Yew Street Vancouver, B.C. Canada V6J 3E5	1,000,000	1,000,000	0	0%
Benny Mumford(1) Vice President & Director 3475 Windermere St. Vancouver, B.C. Canada, V5M 3R9	100,000	100,000	0	0%

Korina Houghton(1) Treasurer, Secretary & Director 401 - 958 W 8th Ave. Vancouver, B.C. Canada, V5Z 1E5	500,000	500,000	0	0%
Terence Waters 2118 - 102nd Cresc. N. Battleford, SK Canada, S9A 1J5	10,000	10,000	0	0%
Kenneth Waters #270, Cosmopolitan Hotel Castor, AB, Canada, T0C 0C0	10,000	10,000	0	0%
Douglas Beder 2907 Alma Vancouver, BC, Canada, V6R 3S7	20,000	20,000	0	0%
Kim Houghton 2610 Du Ruisseau Street St. Lazare, Quebec Canada, J7T 2K7	10,000	10,000	0	0%
Kevin Tuulos Tuulos Boat Works Ltd. 1811 Boatlift Lane Granville Island, BC, Canada	10,000	10,000	0	0%
Peter Deacey 50 Vicking Place Dollard Des Armaux PQ, Canada, H9G 2P1	10,000	10,000	0	0%
Grady Flinn #101 - 1540 Mariners Walk Vancouver, BC, Canada, V6J 3E5	10,000	10,000	0%	0%
Mike Douglas 219 - 2190 West 7th Vancouver, BC, Canada, V6J 3E5	10,000	10,000	0	0%
Carla Thiessen 307 - 2280 Cornwall Avenue Vancouver, BC, Canada, V6K 1B5	10,000	10,000	0	0%

R. Keith McLennan 8045 Lorenzen Lane Lantzville, BC, Canada V0R 2H0	10,000	10,000	0	0%
Alvin Zipursky Suite 770 - 475 West Georgia Street Vancouver, BC, Canada, V6B 4M9	10,000	10,000	0	0%
Keri Vinayagamoorthy 2155 West 15th Ave. Vancouver, BC, Canada, V6G 1S1	10,000	10,000	0	0%
Marc Simmons 3452 Walkley Avenue Montreal, QC, Canada, H4B 2K3	10,000	10,000	0	0%
Carl W. Kumpera 1646 West 49th Ave. Vancouver, BC, Canada, V6M 2R9	10,000	10,000	0	0%
Dave Humeniuk 2066 Cypress Street Vancovuer, BC, Canada, V6J 3M1	10,000	10,000	0	0%
Judy Waters 2118 - 102nd Cresc. N. Battleford, SK Canada, S9A 1J5	10,000	10,000	0	0%
Shannon May 1589 West 64th Ave. Vancouver, BC, Canada, V6P 2N8	10,000	10,000	0	0%
Ross Gordon 602 - 2323 West 2nd Ave. Vancouver, BC, Canada, V6E 1H8	10,000	10,000	0	0%
Arni May 214 - 2255 W. 8th Ave. Vancouver, BC, Canada, V6K 2A6	10,000	10,000	0	0%
Anne May 214 - W. 8th Ave. Vancouver, BC Canada, V6K 2A6	10,000	10,000	0	0%

Mark May 3708 S.W. Marine Drive Vancouver, B.C. Canada, V6N 3Z5	10,000	10,000	0	0%
Janette May 3708 S.W. Marine Drive Vancouver, B.C. Canada, V6N 3Z5	10,000	10,000	0	0%
Steve May 415 - 4500 Westwater Drive Richmond, B.C. Canada, V7E 6S1	10,000	10,000	0	0%
Ikuko May 415 - 4500 Westwater Drive Richmond, B.C. Canada, V7E 6S1	10,000	10,000	0	0%
Warren Leeder 935 West 23rd Ave. Vancouver, B.C. Canada, V5Z 1X6	10,000	10,000	0	0%
Shayne May 1589 West 64th Vancouver, B.C. Canada V6P 2N8	10,000	10,000	0	0%
James Herbert Rosner 770 - 475 West Georgia St. Vancouver, B.C. OMIT Canada, V6E 4N2	10,000 OMIT	10,000 OMIT	0 OMIT	0% OMIT
Harold J. Leppanen 305 - 2233 West 2nd Ave. Vancouver, B.C. Canada, V6K 1H8	10,000	10,000	0	0%
Silvie Preston 228 Westcroft Road Beaconsfield, Q.C. Canada, H9W 2M4	10,000	10,000	0	0%
William Jones 230 Westcroft Road Beaconsfield, Q.C. Canada, H9W 2M4	10,000	10,000	0	0%

(1) Officer and Director of the Company.

Scott Houghton has entered into an Option Agreement with the company. Please see Certain Relationships and Related Transactions for additional information. To our knowledge, none of the other Selling Shareholders:

(1) has had a material relationship with Big Bear, other than as a shareholder as noted above, at any time within the past three years; or

(2) has ever been an officer or director of Big Bear, except as noted above.

The following Selling Shareholders are related to the directors or officers as follows:

  Kenneth Waters is the brother-in-law of Scott Houghton.
  Terence Waters is the father-in-law of Scott Houghton.
  Kenneth Waters is the brother of Korina Houghton.
  Terence Waters is the father of Korina Houghton.
  Scott and Korina Houghton are husband and wife.

PLAN OF DISTRIBUTION

Until the Company's common stock is quoted on the OTC-BB or via another trading venue, the Selling Shareholders will sell their stock at $.01 per share. Once the Company's stock is approved for trading on the OTC-BB (or similar trading venue), the Selling Shareholders will be free to offer and sell their shares at such times, in such manner and at such prices as they may determine. They may sell some or all of their common stock in one or more transactions, including block transactions:

(1) on such public markets or exchanges as the common stock may from time to time be trading;

(2) in privately negotiated transactions;

(3) through the writing of options on the common stock;

(4) in short sales; or

(5) in any combination of these methods of distribution.

The sales price to the public may be:

(1) the market price prevailing at the time of sale;

(2) a price related to such prevailing market price; or

(3) such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1) not engage in any stabilization activities in connection with our common stock;

(2) furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(3) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer and directors and their respective ages as of January 15, 2007 is as follows:

Directors:

Name of Director             Age

-----------------------     -----

Scott Houghton                 38

Benny Mumford                27

Korina Houghton              38

Executive Officers:

Name of Officer         Age    Office

---------------------   ---     -------

Scott Houghton          38     President

Benny Mumford         27     Vice-President

Korina Houghton       38     Secretary and Treasurer

Set forth below is a brief description of the background and business experience of Mr. Houghton, Mr. Mumford and Mrs. Houghton for the past five years.

Mr. Scott Houghton is our President and is one of our directors. Mr. Houghton was appointed as a director and as President on January 26, 2007. Mr. Houghton holds a Mechanical Engineering degree from the University of New Brunswick. In the last four years, Mr. Houghton has been working as an investor relations consultant for several companies. Previous to this, Mr. Houghton worked in the engineering and manufacturing divisions of Spar Aerospace Ltd. Mr. Houghton provides his services to us on a part-time basis. Mr. Houghton presently devotes approximately 15% of his time to our business.

Mr. Benny Mumford is our Vice-President and is one of our directors. Mr. Mumford was appointed as a director and vice-president on January 27, 2007. Mr. Mumford is presently employed as the Vice President of Marketing and Sales at BM Marketing. Mr. Mumford provides his services to us on a part-time basis. Mr. Mumford presently devotes approximately 5% of his time to our business.

Korina Houghton is our Secretary and Treasurer and one of our directors. Mrs. Houghton was appointed as a director and officer on January 28, 2007. Mrs. Houghton holds a Bachelor of Forestry (Wild Life) at the University of New Brunswick. Mrs. Houghton provides her services to us on a part-time basis. Mrs. Houghton presently devotes approximately 5% of her time to our business.

Term of Office

Our directors are elected for one-year terms, to hold office until the next annual general meeting of the shareholders, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31,2007, the beneficial ownership of our common stock by each of our officers and directors, by each person known by us to beneficially own more than 5% of our common stock and by our officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 1,910,000 shares of common stock issued and outstanding on March 31, 2007.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage Ownership of Common Stock
Scott Houghton 1525 Yew Street Vancouver, B.C. Canada, V6J 3E5 Director, President	1,000,000	52.3%
Benny Mumford 3475 Windermere Street Vancouver, B.C. Canada V5M 3R9 Director, Vice President	100,000	5.2%
Korina Houghton 804 - 1238 Melville Street Vancouver, BC Canada, V6E 4N2 Director, Secretary, Treasurer	500,000	26.2%
Directors and Officers as a Group (3)	1,600,000	83.8%

DESCRIPTION OF SECURITIES

General

The securities being offered are the shares of our common stock, par value $0.001 per share. Under our Articles of Incorporation, the total number of shares of all classes of stock that we are authorized to issue is 100,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2007, a total of 1,910,000 shares of common stock were issued and outstanding. All issued and outstanding shares of our common stock are fully paid and non-assessable.

Common Stock

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. Holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and a vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefore. In the event of our liquidation, dissolution or winding up, all assets and funds remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Parsons/Burnett, LLP, our independent counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We are a Nevada corporation incorporated on January 23, 2007. Our principal executive offices are located at 804 - 1238 Melville Street, Vancouver, BC, Canada. Our telephone number is (778) 839-5533.

DESCRIPTION OF BUSINESS

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We have acquired the "Option" to a 100% interest in the mineral claim described below under the heading "Option Agreement". The mineral claim is in the Slocan Mining Division of the Province of British Columbia in the country of Canada and is referred to by us as the Big Bear Claim. Our business plan is to carry out exploration work on the Big Bear Claim in order to ascertain whether it possesses commercially developable quantities of gold, silver, lead or zinc. We can provide no assurance that a commercially viable mineral deposit, or reserve, exists in Big Bear Claim until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility.

Option Agreement

We have entered into an Option Agreement dated January 15, 2007 with Scott C. Houghton. Under the option agreement, we are granted the exclusive right and option to acquire a 100% interest in the Big Bear Claim for a total consideration of $75,000 US plus the payment of exploration and development expenditures on the claim totalling $32,000 US.

We were to make a cash payment of $5,000 to Scott C. Houghton under the Option Agreement, which was waived and treated as a capital contribution. In order to exercise the Option we must pay an additional $70,000 US as follows:

(1) an additional $10,000 US on or before June 30, 2007;

(2) an additional $10,000 US on or before December 31, 2007;

(3) an additional $50,000 US on or before December 31, 2008.

In addition, we must incur expenditures in the exploration of the Big Bear Claim in the following amounts by the following dates in order to exercise the option:

(1) $2,000 US by December 31, 2007;

(2) an additional $10,000 US by June 30, 2008;

(3) an additional $20,000 US by December 31, 2008.

If we incur any exploration expenditures in excess of the requirement in any period the excess may be carried forward and applied to expenditures required in succeeding periods.

Location and Access of the Big Bear Claim

The mineral claim comprising the Big Bear Claim consists of a mineral claim covering approximately 556 acres located in the Slocan Mining Division in the Province of British

Columbia, Canada. The claim is comprised of the mineral claim numbers 554054, 554035 and 554056.

The property is located in the Slocan Mining Division of Southwest British Columbia on the slopes of Mount Carlyle approximately seven (7) miles west of the town of Kaslo, British Columbia and is accessible by vehicle from Kaslo via the Kaslo-New Denver paved highway about 4 miles west of Kaslo, thence by the Keen Creek road, westerly for about 4.5 miles, then by 4-wheel drive road up the valley of Nelson-Creaston to the old workings of the Martin and Flint veins, Mountain Con and Comstock-Viginia past producers.

Prior Exploration of the Flint and Martin Mineral Claims, Adjacent (2km West) of Big Bear Claims

Mineralization has been known in the Mount Carlyle area since the late 1890's. The Flint vein was staked in 1898 and the Martin prospect was located in 1902. The Big Bear Claim is located near the Flint and Martin areas.

Several individuals operated the Flint Mine discontinuously between 1905 and 1953. It has been reported that a total of 339 tons of ore were produced from this mine. This consisted of 11,450 ounces of Silver, 149,279 pounds of Lead and 11,672 pounds of Zinc.

The Martin Mines situated in the southeast corner of the Flint mineral claims, operated between 1915 and 1924 and produced 59 tons containing 3268 ounces of Silver, 62,582 pounds of Lead and 4368 pounds of Zinc.

Moderate amounts of work including road building and some mining were carried out in recent years. However, it appears that little or no development has been done and no shipments have been made from the property.

From April to September 1979, Keen Creek Developments Ltd. mined about 1,600 tons of ore from the Last Chance claim located some 2,000 feet south east of the Flint claim.

A diamond drill hole in 1987 is reported to have intersected argillites, limestone and granodiorite porphyry and a 4 to 5 foot section containing sulphides. Apparently, no assays were taken.

We know of no other work that was carried out on the site.

Geological Report and Recommended Work Program

We have obtained a geological property evaluation report on the Flint mineral claim, which is adjacent to the Big Bear claims. The property report was prepared by Mr. William G. Timmins, P.Eng, and is dated June 2000. The geological report summarizes the geology and the prior exploration of the mineral claims, gives conclusions as to the results of the prior exploration and makes a recommendation to conduct further geological exploration on the Flint mineral claim.

Generally, we hold a claim consisting of 8 units, located at Carlyle Creek in the Slocan Mining Division of Southern British Columbia, Canada. The property hosts mineralized vein structures with significant silver, lead and zinc values from numerous old workings.

The geological report recommends a three-phased exploration program, each phase subject to results of the preceding phase. The program consists of reconnaissance of the property to determine location and condition of underground workings, check geological samples, compile data, perform surface and underground mapping, and do sampling and prospecting followed by diamond drilling.

The following outlines the phases and estimated costs of this recommended work program:

PHASE I

- -------

Reconnaissance including location and condition of workings and check sampling $ 2,000

PHASE II

- --------

1. Data compilation and preparation of composite map             $ 2,000

2. Surface geological mapping, prospecting, sampling               $ 2,000

3. Underground geological mapping and sampling                    $ 1,000

4. Transportation, truck, rental, gas, supplies                           $ 3,000

5. Accommodation, meals, etc.                                               $ 1,000

6. Engineering, supervision, reports                                         $ 3,000

                                                                                            ----------

                Contingency                                                           $ 3,000

                                                    ----------

        TOTAL PHASE II                                                        $ 15,000

                                                                                            ======

PHASE III

- ---------

Phase III work is dependent upon results of Phase II, but would likely consist of diamond drilling.

Preliminary Allowance, 3,000 feet at $25/ft                            $ 75,000

                                                                                            -----------

        TOTAL PHASE III                                                     $ 75,000

                                                                                            ======

TOTAL (EST.) COST ALL PHASES                                 $ 92,000

                                                                                            ======

The report also advises that additional work could be designed following the above phases.

Administration

We have entered into a management agreement dated January 26, 2007 with Scott Houghton, a Company director and its President. Under the management agreement, Mr. Houghton is to provide office administration services to us for a fee of $3,000 US per month for a one year term commencing February 1, 2007 and ending on March 1, 2008.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the Province of British Columbia, specifically. In addition, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We can provide no assurance to investors that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known at this time.

We have budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. We will have to sustain the cost of reclamation and environmental mediation for all exploration (and development) work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in phase one because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment.

Employees

We have no employees, other than our officers, as of the date of this prospectus.

Our officers are Mr. Scott Houghton who is our President, Mr. Benny Mumford who is our Vice-President and Mrs. Korina Houghton who is our Secretary and Treasurer. Mr. Houghton, Mr. Mumford and Mrs. Houghton are also our directors. Mr. Houghton provides his services on a part-time basis as required for our business pursuant to a Management Services Agreement. Mr. Houghton presently commits approximately 15% of his business time to our business. We presently pay Mr. Houghton a management fee for his management services in the amount of $3,000 per month pursuant to the management agreement.

We do not pay any compensation to our other officers and directors solely for serving as directors on our board of directors.

We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

PLAN OF OPERATION

Our business plan is to proceed with the exploration of the Big Bear mineral claim to determine if it contains commercially exploitable reserves of silver, gold, lead or zinc. We have decided to proceed with phase one of the exploration program. We will assess whether to proceed to phase two of the recommended geological work program upon completion of an assessment of the results of phase one of the geological work program.

We anticipate that Phase I of the recommended geological work program will cost approximately $2,000. We had approximately $1,324 in cash reserves as of March 31, 2007. Phase I of the program has been delayed, due to extreme whether conditions in the area, and will commence mid to late summer, 2007. Prior to the commencement of Phase I, the Company anticipates the need for additional financing either through loans or the sale of securities. The Company will update this Prospectus with additional details on additional financing endeavours as those financings are identified and become available. Additionally, Mr. Houghton has verbally agreed to defer his fees until the completion of Phase II, reducing the total working capital required during Phase I and Phase II. In consideration of these facts, We anticipate having sufficient funds to complete Phase I of the geological work program. This expenditure will also enable us to meet the exploration expenditure requirement under the option agreement for the period through June 30, 2007.

We believe that our cash reserves are also sufficient to meet our obligations for the next twelve month period to Mr. Houghton under his management agreement and to pay for the legal and accounting expense of complying with our obligations, under the Securities Exchange Act of 1934, as a reporting issuer. These expenses will be in addition to the cost of completing Phase I of the exploration program.

We will require additional funding in the event that we decide to proceed with Phase II of the exploration program. The anticipated cost of the Phase II exploration program is $15,000 which is in excess of our projected cash reserves remaining upon completion of phase one of the exploration program. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide Investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund Phase II of the exploration program. We do not believe that debt financing will be a viable funding alternative for Phase II of the exploration program. We do not have any arrangements in place for any future equity financing.

We will require additional funding in the event that we decide to proceed with Phase III of the exploration program. The anticipated cost of the Phase III exploration program is $75,000 which is in excess of our projected cash reserves remaining upon completion of Phase I of the exploration program. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide Investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund Phase III of the exploration program. We believe that debt financing will not be an alternative for funding Phase III of the exploration program. We do not have any arrangements in place for any future equity financing.

If we do not make the required exploration expenditures of $10,000 by June 30, 2008 or $32,000 in aggregate by December 31, 2008, or the Option payments of $10,000 by June 30, 2007 or $75,000 in aggregate by December 31, 2008, then our Option will terminate and we will lose all our rights and interest in the Big Bear Claim. If we do not secure additional financing to incur the required exploration expenditures, we may consider bringing in a joint venture partner to provide the required funding. We have not undertaken any efforts to locate a joint venture partner. In addition, we cannot provide Investors with any assurance that we will be able to locate a joint venture partner who will assist us in funding the exploration of the Big Bear Claims. We may also pursue acquiring interests in alternate mineral properties in the future.

DESCRIPTION OF PROPERTY

We have an option to acquire a 100% interest in the Big Bear 1, @, 3 claims, as described in the section above entitled Description of Business. We do not own or lease any property other than our option to acquire an interest in the Big Bear mineral claim. Due to a typographical error while registering the second claim the British Columbia Mining Authority, the official name of the claim was registered as Big Bear @, rather than Big Bear 2. Due to the extensive expense, time and effort involved in change the name, the Company has decided to leave it as name.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth in this section, none of the following parties has, since our date of incorporation, any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

* Any of our directors or officers;

* Any person proposed as a nominee for election as a director;

* Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

* Any of our promoters;

* Any relative or spouse of any of the foregoing persons who has the same house as such person.

We have entered into a management agreement with Mr. Scott Houghton, our President and a director, whereby Mr. Houghton provides management services to us in consideration for the payment of a management fee of $3,000 per month.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for listing of our common stock on the NASD Over The Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we have 33 registered shareholders.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1) we would not be able to pay our debts as they become due in the usual course of business; or

(2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Rule 144 Shares

A total of 1,910,000 shares of our common stock will be available for resale to the public after January 15, 2008 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding, which equals approximately 19,100 shares in our company as of the date of this Prospectus; or

2. the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, officers and directors of our company hold 1,600,000 shares that may be sold pursuant to Rule 144 after January, 2008.

EXECUTIVE COMPENSATION

(a) No officer or director of the Company is receiving any remuneration at this time although the Company has entered into a management contract with Scott Houghton which entitles him to receive $3,000 per month in exchange for certain management services to be provided to the Company.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

(c) No remuneration is proposed to be paid in the future directly or indirectly by the corporation to any officer or director under any plan which presently exists, except for the management agreement by and between the Company and Scott Houghton. There are no plans to increase the number of employees significantly over the next twelve months.

Director Compensation

Members of the Company's Board of Directors do not receive compensation, as such, at this time, but are paid consulting fees for specific services as incurred.

Stock Option Grants

As of the date of this Prospectus the Company has not granted any stock options

Employment Agreements

We have a management services agreement with Mr. Scott Houghton, a Company director and its President. Mr. Houghton provides his services to us on a part-time basis. We pay him a fee of $3,000 per month for these services.

We do not have an employment or consultant agreement with Mr. Benny Mumford or Mrs. Korina Houghton, our other officers and directors. We did not pay any salary or consulting fees to Mr. Benny Mumford or Mrs. Korina Houghton.

INDEX TO FINANCIAL STATEMENTS

Financials are included immediately following the Prospectus.

1. Auditors' Report

2. Audited Financial Statements:

    a. Balance Sheet as of March 31, 2007

    b. Statement of Operations for the period ending March 31, 2007

    c. Statement of Stockholders' Equity for the period ending March 31, 2007

    d. Statement of Cash Flows for the period ending March 31, 2007

    e. Notes to Audited Financial Statements

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

Big Bear Resources Inc.

(An Exploration Stage Company)

Financial Statements

For the period from

January 23, 2007 (Inception)

to March 31, 2007

Big Bear Resources Inc.

(An Exploration Stage Company)

Index to Financial Statements

For the period from January 23, 2007 (Inception) to March 31, 2007

Page(s)

Balance Sheet as of March 31, 2007                                                                                                                             3

Statement of Operations for the period from January 23, 2007,

    (Inception) to March 31, 2007                                                                                                                                   4

Statement of Changes in Stockholders' Equity for the period

    from January 23, 2007 (Inception), to March 31, 2007                                                                                           5

Statement of Cash Flows for the period from January 23, 2007,

    (Inception) to March 31, 2007                                                                                                                                   6

Notes to the Financial Statements                                                                                                                            7-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Big Bear Resources Inc.

Vancouver, British Columbia

Canada

We have audited the accompanying balance sheet of Big Bear Resources Inc. (an exploration stage company) (the "Company") as of March 31, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from January 23, 2007 (inception) to March 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big Bear Resources Inc. (an exploration stage company) as of March 31, 2007, and the results of its operations, stockholders' equity and its cash flows for the period from January 23, 2007 (inception) to March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from operations, has a liquidity problem, and requires funds for its operational activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

June 20, 2007

Big Bear Resources Inc.

(An Exploration Stage Company)

Balance Sheet

March 31,
2007
ASSETS

Current assets:
Cash and cash equivalents	$ 1,324
Prepaid expenses	4,337
Total current assets	5,661

Property, plant and equipment:
Office equipment	1,064
Less: Accumulated depreciation	(88)
Net property, plant and equipment	976

Total assets	$ 6,637

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 862
Accounts payable - related party	2,602
Total current liabilities	3,464

Total liabilities	3,464

Stockholders' Equity
Common stock, par value $.001, 100,000,000 shares
authorized, 1,910,000 shares issued and outstanding	1,910
Additional paid in capital	21,439
Subscriptions receivable	(9,716)
Deficit accumulated during the exploration state	(10,603)
Accumulated other comprehensive income	143
Total stockholders' equity	3,173

Total liabilities and stockholders' equity	$ 6,637

See accompanying notes to the financial statements.

Big Bear Resources Inc.

(An Exploration Stage Company)

Statement of Operations

For the period
from January 23,
2007 (Inception)
to March 31, 2007

Revenues:	$ -

Operating expenses:
Exploration costs	5,000
Selling, general and administrative	5,515
Depreciation expense	88
Operating loss before income taxes	(10,603)

Income tax expense (benefit)	-

Net loss available to common shareholders	$ (10,603)

Basic and diluted loss per common share	$ (.01)

Weighted average shares outstanding	1,910,000

See accompanying notes to the financial statements.

Big Bear Resources Inc.

(An Exploration Stage Company)

Statement of Stockholders' Equity

For the period from January 23, 2007 (Inception) to March 31, 2007

					Deficit	Accumulated
			Additional		Accumulated	Other	Total
	Common Shares		Paid-In	Subscriptions	During the	Comprehensive	Stockholders'
	Shares	Amount	Capital	Receivable	Exploration Stage	Income	Equity
Balance, January 23, 2007	-	$-	$-	$-	$-	$-	$-

Common shares issued for cash
at $.001 per share	1,910,000	1,910	16,439	(9,716)	-	-	8,633

Loss during the period from
Inception to March 31, 2007	-	-	-		(10,603)	-	(10,603)

Exploration costs contributed	-	-	5,000	-	-	-	5,000

Foreign currency translation
Adjustment	-	-	-	-		143	143

Balance, March 31, 2007	1,910,000	$1,910	$21,439	$(9,716)	$(10,603)	$143	$3,173

See accompanying notes to the financial statements.

Big Bear Resources Inc.

(An Exploration Stage Company)

Statement of Cash Flows

For the period
from January 23,
2007 (Inception)
to March 31, 2007

Cash flows from operating activities:
Net loss	$ (10,603)
Adjustments to reconcile net loss to
net cash used in operating activities:
Non-cash expenses	5,000
Depreciation expense	88
Contributed assets	286
Prepaid expenses	(4,337)
Accounts payable	862
Accounts payable - related party	2,602
Net cash used in operating activities	(6,102)

Cash flows from investing activities:
Net cash provided by investing activities	-

Cash flows from financing activities:
Issuance of common stock for cash	7,283
Net cash provided by financing activities	7,283

Net increase in cash and cash equivalents	1,181
Effect of exchange rate changes on cash	143

Cash at beginning of period	-
Cash at end of period	$ 1,324

Cash paid for interest	$ -
Cash paid for income taxes	$ -

Non-cash financing activities:

During the period from January 23, 2007 (Inception) to March 31, 2007 the Company acquired assets, totaling $1,064, in exchange for common shares of the Company.

See accompanying notes to the financial statements.

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

1. ORGANIZATION

Big Bear Resources Inc. (the "Company") was incorporated on January 23, 2007 in the State of Nevada, U.S.A. Its operations are primarily based in Vancouver, British Columbia, Canada. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America, and the Company's fiscal year end is December 31.

The Company is an exploration stage company that engages primarily in the acquisition, exploration and development of resource properties. The Company has acquired a 100 percent interest in a mineral claim located in the Slocan Mining Division in the Province of British Columbia, Canada (see Note 3). The Company is currently conducting mineral exploration activities on the mineral claim in order to assess whether it possesses commercially exploitable reserves of silver, gold, lead or zinc. To date, the Company's activities have been limited to its formation, minimal operations and the raising of equity capital.

EXPLORATION STAGE COMPANY

The Company is considered to be in the exploration stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises," and interpreted by the Securities and Exchange Commission for mining companies in Industry Guide 7. The Company is devoting substantially all of its efforts to the development of an exploration program on its existing mineral claim and the ultimate acquisition of possible mineral properties.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had $1,324 in cash and cash equivalents at March 31, 2007.

MINERAL ACQUISITION AND EXPLORATION COSTS

The Company has been in the exploration stage since its formation on January 23, 2007 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MINERAL ACQUISITION AND EXPLORATION COSTS (CONTINUED)

capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

NET INCOME OR (LOSS) PER SHARE OF COMMON STOCK

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share for the period from January 23, 2007 (Inception) to March 31, 2007:
Net Loss	$ (10,603)

Weighted average common shares
outstanding (Basic)	1,910,000
Options	-
Warrants	-

Weighted average common shares
outstanding (Diluted)	1,910,000

Net loss per share (Basic and Diluted)	$ (0.01)

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

FOREIGN CURRENCY TRANSLATIONS

The Company's functional and reporting currency is the US dollar. All transactions initiated in other currencies are translated into US dollars using the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the US dollar at the rate of exchange in effect at the balance sheet date. Unrealized exchange gains and losses arising from such transactions are deferred until realization and are included as a separate component of stockholders' equity (deficit) as a component of other comprehensive income or loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

The Company recorded an unrealized foreign currency translation gain, totaling $143 for the period from January 23, 2007 to March 31, 2007, in accumulated other comprehensive income.

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

RECENT ACCOUNTING PRONOUNCEMENTS

In February, 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 eliminates the temporary exemption of bifurcation requirements to securitized financial assets, contained in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As a result, similar financial instruments are accounted for similarly regardless of the form of the instruments. In addition, in instances where a derivative would otherwise have to be bifurcated, SFAS No. 155 allows a preparer on an instrument-by-instrument basis to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to remeasurement. The adoption of SFAS No. 155 has not materially affected the Company's reported loss, financial condition or cash flows.

In March, 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The pronouncement establishes standards whereby servicing assets and servicing liabilities are initially measured at fair value, where applicable. In addition, SFAS No. 156 allows subsequent measurement of servicing assets and liabilities at fair value, and where applicable, derivative instruments used to mitigate risks inherent with servicing assets and liabilities are likewise measured at fair value. The adoption of SFAS No. 156 has not materially affected the Company's reported loss, financial condition, or cash flows.

In March, 2006, the FASB issued Interpretation No. 48, ("FIN 48") Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes criteria for the recognition and measurement of a tax position taken or expected to be taken in a tax return. Accordingly, tax positions are analyzed to determine whether it is more likely than not they will be sustained when examined by the appropriate tax authority. Positions that meet the more-likely-than-not criteria are measured to determine the amount of benefit to be recognized, whereas those positions that do not meet the more-likely-than-not criteria are derecognized in the financial statements. The adoption of FIN 48 has not materially affected the Company's reported loss, financial condition, or cash flows.

In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The statement defines fair value, determines appropriate measurement methods, and expands disclosure requirements about those measurements. The adoption of SFAS No. 157 has not materially affected the Company's reported loss, financial condition, or cash flows.

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In September, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year of change through comprehensive income. In addition, SFAS No. 158 requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The adoption of SFAS No. 158 has not materially affected the Company's reported loss, financial condition, or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which amends SFAS No. 123, Accounting for Stock-Based Compensation. This Statement, as revised, requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The effective date for the Company is the first reporting period beginning after December 15, 2005. The adoption of SFAS 123R has not materially affected the Company's reported loss, financial condition, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The adoption of SFAS 159 has not materially affected the Company's reported loss, financial condition, or cash flows.

3. MINERAL CLAIM OPTION AGREEMENT

In January, 2007, the Company entered into an option to purchase certain mineral claims (the "Option") located in the Slocan Mining Division of British Columbia from the Company's President. The Option provides for the Company to acquire a 100 percent undivided interest in and to the aforementioned mineral claims, free and clear of all charges, encumbrances and claims in exchange for $5,000, which amount was waived and treated as a capital contribution at March 31, 2007. In addition, the Company is required to make payments pursuant to the Option as follows:

Payment No.	Amount	Date
1	$ 10,000	06/30/2007
2	$ 10,000	12/31/2007
3	$ 50,000	12/31/2008

The Company is required to incur exploration expenditures of up to $32,000 related to the mineral claims acquired prior to the end of given periods as per the following schedule:

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

3. MINERAL CLAIM OPTION AGREEMENT (CONTINUED)

Payment No.	Amount	Date
1	$ 2,000	12/31/2007
2	$ 10,000	06/30/2008
3	$ 20,000	12/31/2008

If the Company incurs less in exploration expenditures during a given period than the amounts as per the schedule above, it will be required to pay the difference prior to the expiration of that period. If the Company incurs more in exploration expenditures that the amounts as per the schedule above, the excess amount will be carried forward and applied to the exploration expenditures to be incurred in the succeeding periods.

The Option is terminable by the Company at its sole discretion upon giving proper notice to its President of intent to terminate.

4. STOCKHOLDERS' EQUITY

AUTHORIZED STOCK

The Company has authorized 100,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder of the Company is sought.

SHARE ISSUANCES

At March 31, 2007, the Company had issued 1,910,000 common shares at $.001 per share, or $1,910. Excess proceeds realized in exchange for the common shares issued totaled $15,089. In addition, $6,350 was contributed by officers who purchased assets or paid expenses for and on behalf of the Company. These amounts, totaling $21,439, have been recorded as additional paid-in capital at March 31, 2007.

Of the total common shares issued at March 31, 2007, 1,090,000, totaling $9,716, represent subscribed shares issued for which funds had not been received. There are no preferred shares authorized, issued or outstanding. The Company has no stock option plan, warrants or other dilutive securities.

5. PROVISION FOR INCOME TAXES

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under SFAS No. 109 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years. Minimal exploration stage deferred tax assets arising as a result of net operating loss carryforwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods. Operating loss carryforwards generated during the period from January 23, 2007 (date of inception) through March 31, 2007 of approximately $10,603 will begin to expire in 2027. Accordingly, deferred tax assets of $1,590 were offset by the valuation allowance.

Big Bear Resources Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

6. GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2007, the Company has working capital of $2,197 and an accumulated deficit of $10,603. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development and sale of mineral reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, that is not the case with our Articles of Incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1) such indemnification is expressly required to be made by law;

(2) the proceeding was authorized by our Board of Directors;

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee*             $             1

Transfer Agent Fees                                                               $             0

Accounting fees and expenses                                                $      5,000

Legal fees and expenses                                                         $      5,000

                                                                                                    -------

Total                                                                                      $   10,001

                                                                                              =======

- ----------------------------------------------------------------------

* All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed the issuance, on January 15, 2007, of 1,910,000 shares of our common stock pursuant to Section 4(2), and Regulation S, of the Securities Act of 1933 (the "Securities Act"). We received proceeds of $7,283, stock subscriptions receivable of $9,716 and assets valued at $1,064 from the offering. No commissions or fees were paid in connection with the offering. All shares were issued to our officers and directors, at a price of $0.01 per share. The 1,910,000 shares of common stock are restricted shares, as defined in the Securities Act.

Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in the prospectus which forms a part of this registration statement include all of the purchasers who purchased shares pursuant to this Regulation S offering.

ITEM 27. EXHIBITS.

EXHIBIT

NUMBER     DESCRIPTION

---------        -----------

3.1                 Articles of Incorporation

3.2                 By-Laws

4.1                 Share Certificate

5.1                 Opinion of Parsons/Burnett, LLP, with consent to use

10.1               Option Agreement

10.2               Management Services Agreement

23.1               Consent of Child, Van Wagoner & Bradshaw, PLLC

23.2               Consent of Geologist to use of name

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(1) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(3) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver, Province of British Columbia on June 28, 2007.

BIG BEAR RESOURCES INC.

By: /s/ Scott Houghton

__________________________

Scott Houghton, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott Houghton, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates stated.

SIGNATURE CAPACITY IN WHICH SIGNED DATE

/s/ Scott C. Houghton President and Director June 28, 2007

- ---------------------

Scott C. Houghton

/s/ Benny Mumford Vice-President and Director June 28, 2007

- ---------------------

Benny Mumford

Secretary, Treasurer

/s/ Korina Houghton and Director June 28, 2007

- ---------------------

Korina Houghton